Exhibit 107

Filing Fee Table

S-1

(Form Type)

AGAPE ATP CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Share(4)	Proposed Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees to be Paid	Equity	Common Stock, par value US$0.0001 per share(2)	Rule 457(c)	497,347	$6.50	$3,232,755.50	0.0001102	$356.25
Fees Previously Paid	Equity	Common Stock, par value US$0.0001 per share(1)	Rule 457(o)	1,840,000	$6.50	$11,960,000	0.0000927	$1,108.70
	Equity	Common Stock, par value US$0.0001 per share (2)	Rule 457(c)	43,154,512	$6.50	$280,504,328	0.0000927	$26,002.75
	Equity	Underwriter’s Warrants(3)(5)	Rule 457(g)	-	-	-	-	-
	Equity	Common Stock underlying Underwriter Warrants (3)	Rule 457(g)	128,800	$7.15	$920,920	0.0000927	$85.37
	Total Offering Amounts							$27,553.07
	Total Fees Previously Paid							$31,746.62	(6)
	Net Fee Due							-

(1)	The registration fee for securities is based on an estimate of the proposed maximum offering price of the securities, and such estimate is solely for the purpose of calculating the registration fee pursuant to Rule 457(o).

(2)	This Registration Statement also covers the resale under a separate resale prospectus (the “Resale Prospectus”) by selling stockholders of the Registrant of up to 43,651,859 shares of common stock previously issued to the selling stockholders as named in the Resale Prospectus. Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, using the maximum proposed offerings price of the Registrant’s common stock being offered under this prospectus at $6.50 per share.

(3)

We have agreed to grant to the Underwriter a warrant covering a number of shares of common stock equal to 7% of the shares of common stock sold by the Underwriter in this public offering, including as a result of the over-allotment option (the “Underwriter Warrant”). The Underwriter Warrant will be exercisable, commencing six (6) months from the effective date of offering and will expire on the 5th year anniversary of the commencement of sales of this offering. The Underwriter Warrant will be exercisable at a price equal to 110% of the initial public offering price. The Underwriter Warrant shall not be redeemable or cancellable. We will register the shares underlying the Underwriter Warrant and file all necessary undertakings in connection therewith. The Underwriter Warrant may not be exercised, or be the subject of any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of the securities by any person for a period of 180 days beginning on the date of commencement of sales of the offering (in accordance with FINRA Rule 5110), except that they may be assigned, in whole or in part, to any officer or partner of the Underwriter, and to members of the syndicate or selling group and their respective officers or partners. The Underwriter Warrants may be exercised as to all or a lesser number of shares, will provide for cashless exercise and will contain provisions for one demand registration right and unlimited “piggyback” registration rights at our expense with a duration of more than five years and seven years, respectively, from the commencement of sales of the offering. We have registered the Underwriter Warrant and the shares underlying the Underwriter Warrant in this offering.

(4)	Estimated solely for the purpose of determining the amount of registration fee in accordance with Rule 457(a) under the Securities Act of 1933.

(5)	No separate registration fee required pursuant to Rule 457(g) under the Securities Act.

(6)	$31,746.62 of the registration fee was calculated based on the previous filing fee rate, 0.000923, previously issued by the Securities and Exchange Commission effective until September 30, 2022, and $5,525.85 of the registration fee was calculated based on the updated filing fee rate, 0.00011020, issued by the Securities and Exchange Commission effective from October 1, 2022.